UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Data Domain, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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June 12, 2009

To our stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Data Domain, Inc. to be held at our corporate headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Thursday, July 2, 2009, at 12:00 p.m., Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of our company by voting on the business to come before this meeting. Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. Please vote as soon as possible. If you hold stock in your name as a stockholder of record, please vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card, or (iii) using the Internet voting instructions on your proxy card. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

Frank Slootman

President and Chief Executive Officer

DATA DOMAIN, INC.

2421 Mission College Blvd.

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Stockholders of Data Domain, Inc. will be held at our headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Thursday, July 2, 2009, at 12:00 p.m., Pacific Time, for the following purposes:

1. To elect three Class II directors, each to serve until the 2012 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Our Board of Directors intends to present the following nominees for election as Class II directors:

Ronald D. Bernal                                     Aneel Bhusri                                     Jeffrey A. Miller

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on June 5, 2009 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

Frank Slootman

President and Chief Executive Officer

Santa Clara, California

June 12, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 2, 2009: the Proxy Statement, Annual Report on Form 10-K and Annual Report on Form 10-K/A are available at https://www.sendd.com/EZProxy/?project_id=321.

Whether or not you plan to attend the annual meeting, please submit your proxy with voting instructions. Please vote as soon as possible. If you hold stock in your name as a stockholder of record, please vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number on your proxy card, or (iii) using the Internet voting instructions on your proxy card. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

DATA DOMAIN, INC.

2421 Mission College Blvd.

Santa Clara, California 95054

PROXY STATEMENT

June 12, 2009

These proxy materials are provided in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Data Domain, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our headquarters located at 2421 Mission College Blvd., Santa Clara, CA 95054, on Thursday, July 2, 2009, at 12:00 p.m., Pacific Time. These proxy materials were first sent to stockholders on or about June 12, 2009. An annual report for the fiscal year ended December 31, 2008 is included with these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 2, 2009: the Proxy Statement, Annual Report on Form 10-K and Annual Report on Form 10-K/A are available at https://www.sendd.com/EZProxy/?project_id=321.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on June 5, 2009 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on June 5, 2009, we had 62,872,045 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the Record Date, present in person or represented by proxy, will constitute a quorum for the transaction of business.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the three nominees receiving the highest number of “for” votes will be elected. Proposal No. 2 requires the affirmative vote of the majority of shares of common stock entitled to vote and present in person or represented by proxy at the Annual Meeting and who vote for or against the proposal. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal, and will have no effect with regard to Proposal No. 2, as abstentions are not counted as a vote for or against.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals, such as the election of our Class II directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. If a broker votes shares that are not voted by its clients for or against a “routine” proposal, those shares are considered present and entitled to vote at the Annual Meeting. Those shares will be counted towards determining whether or not a quorum is present. Those shares will also be taken into account in determining the outcome of all of the proposals. However, where a proposal is not “routine,” a broker who has received no instructions from its client generally does not have discretion to vote its clients’ unvoted shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposal.

Voting of Proxies

These proxy materials are provided in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. However, returned signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting provided a quorum is present.

Proposed Transaction with NetApp, Inc.

The Company, NetApp, Inc., a Delaware corporation, referred to as NetApp, and two wholly owned subsidiaries of NetApp, referred to as the Merger Subs, have entered into an Agreement and Plan of Merger, dated as of May 20, 2009, referred to as the Original Merger Agreement, as amended on June 3, 2009, referred to as the Amendment to the Merger Agreement, and together with the Original Merger Agreement, as the Merger Agreement. The Merger Agreement provides for the acquisition of the Company by NetApp by means of a merger involving one or both of the Merger Subs, referred to as the Merger. If the Merger is completed, stockholders of the Company will have the right to receive $16.45 per share in cash, without interest, and, subject to certain conditions, a number of validly issued, fully paid and non-assessable shares of NetApp common stock equal to the following exchange ratio:

•

0.7783 shares of NetApp common stock if the average of the closing sales prices for NetApp common stock, rounded to the nearest one-hundredth of a cent, on NASDAQ for the ten most recent consecutive trading days ending on the third trading day immediately prior to the closing of the Merger, referred to as the Closing Average, is less than $17.41,

•	0.6370 shares of NetApp common stock if the Closing Average is greater than $21.27; and

•

that fraction of a share of NetApp common stock (rounded to the nearest ten thousandth) equal to the quotient obtained by dividing $13.55 by the Closing Average, if the Closing Average is (A) less than or equal to $21.27 and (B) greater than or equal to $17.41.

Please note that this Proxy Statement is provided in connection with our Annual Meeting and does not ask you to consider the Merger Agreement or the transactions contemplated thereby. As such, this Proxy Statement does not reflect all of the terms and conditions of the Merger Agreement and does not relate to the special meeting with respect to the Merger, which will be held on a future date that has not yet been determined. At the appropriate time, we will send a separate package of proxy solicitation materials to you for the special meeting that will be held by us in connection with the Merger. The Merger is subject to a number of closing conditions that are set forth in the Merger Agreement, including, among others, the adoption of the Merger Agreement by the stockholders of the Company.

We made various representations and warranties to NetApp and the Merger Subs and agreed to abide by specified covenants in the Merger Agreement, including, but not limited to, covenants relating to the conduct of its business between the date of the Original Merger Agreement and the closing of the Merger and restrictions on solicitation of proposals with respect to alternative transactions. Under certain circumstances in connection with the termination of the Merger Agreement, we could be required to pay NetApp a break-up fee amount equal to $57.0 million in immediately available funds.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Original Merger Agreement, a copy of which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission, referred to as the SEC, on May 21, 2009, and to the Amendment to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on June 3, 2009. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, NetApp, the Merger Subs or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

In connection with the parties’ entry into the Merger Agreement, the Company’s directors and executive officers and certain of their affiliates entered into voting agreements pursuant to which they agreed to, among other things, vote their shares of Company common stock in favor of the Merger. The parties to the voting agreements hold approximately 19.8% of the Company’s outstanding common stock as of May 29, 2009. The voting agreements do not affect the ability of the parties to vote their shares of Company common stock in whatever matter they in their sole discretion determine at the Annual Meeting. The parties to the voting agreements have agreed to comply with certain restrictions on the disposition of their shares, subject to the terms and conditions contained therein. Pursuant to their terms, the voting agreements will terminate at the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) the date on which the Company has received the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, voting together as a single class, in favor of the adoption of the Merger Agreement, or (iii) the date on which the parties to the voting agreements have agreed in writing to terminate such agreements.

On June 4, 2009, NetApp filed with the SEC a Registration Statement on Form S-4, referred to as the Registration Statement, in connection with the Merger, which includes a Proxy Statement/Prospectus that, when final, the Company will mail to its stockholders in connection with the Merger. The Registration Statement and the Proxy Statement/Prospectus contain important information about NetApp, the Company, the Merger and related matters, including that our Board of Directors unanimously approved the Merger and the Merger Agreement and, as of June 4, 2009, unanimously recommended that the stockholders of the Company adopt the Merger Agreement. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully. Information in the Registration Statement and the Proxy Statement/Prospectus are subject to change based on future events, comments from the staff of the SEC and other factors. Stockholders are able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by NetApp and the Company through the website maintained by the SEC at www.sec.gov and by contacting Data Domain Investor Relations at (408) 980-4909. In addition, investors and security holders will be able to obtain free copies of the documents filed with the SEC on our website at www.datadomain.com.

The Company, NetApp and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the Merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of stockholders in connection with the Merger is set forth in the Registration Statement and Proxy Statement/Prospectus described above. Additional information regarding NetApp’s executive officers and directors is included in NetApp’s definitive proxy statement, which was filed with the SEC on July 14, 2008, and additional information regarding the Company’s executive officers and directors is included in this Proxy Statement, and in our Annual Report on Form 10-K and Annual Report on Form 10-K/A for fiscal year ended December 31, 2008, which were previously filed with the SEC and which accompany this Proxy Statement. You can obtain free copies of the NetApp documents by contacting NetApp Investor Relations at (408) 822-7098 or by obtaining free copies of the documents filed with the SEC through the website maintained by the SEC at www.sec.gov or through NetApp’s website at www.netapp.com.

Unsolicited Offer From EMC

As disclosed in the Offer to Purchase filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC on June 2, 2009 by EMC Corporation, a Massachusetts corporation, referred to as EMC, and a wholly owned subsidiary of EMC, EMC offered to purchase all outstanding shares of Company common stock at a price of $30.00 per share, net to the seller in cash, without interest thereon and subject to reduction for any applicable withholding taxes. Consistent with its fiduciary duties and in consultation with its financial and legal advisors, at the time this Proxy Statement was filed with SEC, the Board was reviewing EMC’s offer. At the time this Proxy Statement was filed with SEC, the Board had not made a recommendation with respect to the EMC offer. The Company requests that its stockholders defer making a determination whether to accept or reject EMC’s offer until the Company has communicated to stockholders its position regarding the tender offer from EMC. In accordance with Rule 14d-9 of the Securities Exchange Act of 1934, on or before June 15, 2009, the Company will communicate to stockholders its position regarding the tender offer from EMC.

Expenses of Solicitation

We will pay the expenses of soliciting proxies to be voted at the Annual Meeting. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. The original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by our directors, executive officers and employees. No additional compensation will be paid to these individuals for such services.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Wells Fargo Shareowner Services, our transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Wells Fargo Shareowner Services, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Our Board of Directors is presently comprised of eight members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. Kai Li, Ph.D. and Scott D. Sandell have been designated as Class I directors, Ronald D. Bernal, Aneel Bhusri and Jeffrey A. Miller have been designated as Class II directors, and Ronald E.F. Codd, Reed E. Hundt and Frank Slootman have been designated as Class III directors. Mr. Bhusri serves as Chairman of the Board.

The Class II directors currently standing for reelection are Ronald D. Bernal, Aneel Bhusri and Jeffrey A. Miller. The Class III directors will stand for reelection or election at the 2010 annual meeting of stockholders, the Class I directors will stand for reelection or election at the 2011 annual meeting of stockholders, and the Class II directors will again stand for reelection or election at the 2012 annual meeting of stockholders. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director. Any director so elected to fill a vacancy shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified, or until his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently one of our directors. If elected at the Annual Meeting, each of the nominees would serve until the 2012 annual meeting of stockholders and until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Shares represented by an executed proxy will be voted “for” the election of the three nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority so to vote. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of April 15, 2009, are included below.

Name	Age	Principal Occupation	Director Since
Nominee for election as Class II director with term expiring in 2009:
Ronald D. Bernal(1)(3)	53	Partner at Sequel Venture Partners	2003
Aneel Bhusri(2)	43	Partner at Greylock Partners	2002
Jeffrey A. Miller(1)(2)	58	President and Chief Executive Officer of JAMM Ventures	2006
Incumbent Class III director with term expiring in 2010:
Ronald E.F. Codd(1)	53	Independent business consultant	2006
Reed E. Hundt(2)(3)	61	A principal of Charles Ross Partners, LLC	2007
Frank Slootman	50	President and Chief Executive Officer of Data Domain	2003
Incumbent Class I director with term expiring in 2011:
Kai Li, Ph.D.	54	Professor at Princeton University, and Chief Scientist of Data Domain	2001
Scott D. Sandell(3)	44	General Partner of New Enterprise Associates	2002

(1)	Member of our Audit Committee.

(2)	Member of our Compensation Committee.

(3)	Member of our Nominating/Corporate Governance Committee.

Nominees for Election as Class II Directors with a Three-year Term Expiring at the 2012 Annual Meeting

Ronald D. Bernal has been a member of our Board of Directors since December 2003. Mr. Bernal has been a partner at Sequel Venture Partners since May 2006. From May 2002 to May 2006, Mr. Bernal served as a Venture Partner at Sutter Hill Ventures. From March 2000 to April 2002, Mr. Bernal served as Vice President of Operations for the Product Technology Groups and the Service Provider Line of Business for Cisco Systems, Inc. Mr. Bernal holds a B.S.E.E. degree from DeVry Institute of Technology.

Aneel Bhusri has been a member of our Board of Directors since February 2002 and was elected as chairman of our Board of Directors in March 2007. Mr. Bhusri has been a partner at Greylock Partners since April 1999. Mr. Bhusri also serves as President of Workday, Inc., an enterprise business services company, which he co-founded in March 2005. From February 2002 to June 2003, Mr. Bhusri served as our President and Chief Executive Officer. From March 1999 to September 2001 and September 2004 to December 2004, Mr. Bhusri served as vice chairman of PeopleSoft, Inc. Mr. Bhusri holds a B.S. in Electrical Engineering and Economics from Brown University and an M.B.A. from Stanford University.

Jeffrey A. Miller has been a member of our Board of Directors since October 2006. Mr. Miller has served as President and Chief Executive Officer of JAMM Ventures, a consulting and venture capital firm, since January 2002. From January 2002 to March 2006, Mr. Miller also served as a Venture Partner with Redpoint Ventures. Mr. Miller currently serves on the board of directors of McAfee, Inc., a security technology company. Mr. Miller holds a B.S. in Electrical Engineering and Computer Science and an M.B.A. from Santa Clara University.

Directors Continuing in Office Until the 2010 Annual Meeting

Ronald E. F. Codd has been a member of our Board of Directors since October 2006. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves on the board of directors of DemandTec, Inc., a provider of consumer demand management software. Mr. Codd holds a B.S. in Accounting from the University of California, Berkeley and an M.M. from the Kellogg Graduate School of Management at Northwestern University.

Reed E. Hundt has been a member of our Board of Directors since March 2007. Since 1998, Mr. Hundt has been a principal of Charles Ross Partners, LLC, a private investor and business advisory firm, an independent advisor on information industries to McKinsey & Company, Inc. and Co-Chairman of the Forum on Communications and Society at the Aspen Institute, a public policy organization. From 1993 to 1997, Mr. Hundt served as Chairman of the Federal Communications Commission. Mr. Hundt currently serves on the board of directors of Intel Corporation and Infinera Corporation. Mr. Hundt holds a B.A. in History from Yale College and a J.D. from Yale Law School.

Frank Slootman has served as a member of our Board of Directors and as our President and Chief Executive Officer since July 2003. Prior to joining us, Mr. Slootman served as an executive at Borland Software Corporation from June 2000 to June 2003, most recently as Senior Vice President of Products. From March 1993 to June 2000, Mr. Slootman held management positions for two enterprise software divisions of Compuware Corporation. Mr. Slootman earned his undergraduate and graduate degrees in Economics from Erasmus University Rotterdam in the Netherlands.

Directors Continuing in Office Until the 2011 Annual Meeting

Scott D. Sandell has been a member of our Board of Directors since February 2002. Mr. Sandell became a partner at New Enterprise Associates in 1996 and a general partner in 2000. Mr. Sandell is also a director of Spreadtrum Communications and several private companies. Mr. Sandell holds an A.B. in Engineering Sciences from Dartmouth College and an M.B.A. from Stanford University.

Kai Li, Ph.D. co-founded the Company in October 2001. Dr. Li has been consulting as Chief Scientist for us since September 2002. In addition, Dr. Li served as our Chief Technology Officer from October 2001 to August 2002 and as President and Chief Executive Officer from November 2001 to February 2002. Dr. Li has also served as a member of our Board of Directors since our inception. Since September 1986, Dr. Li has also been a professor of Computer Science at Princeton University. Dr. Li holds a B.S. in Computer Science from Jilin University, an M.S. in Computer Science from the University of Science and Technology of China, Chinese Academy of Sciences and a Ph.D. in Computer Science from Yale University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION

OF EACH OF THE NOMINATED DIRECTORS

Director Independence

Our Board of Directors has determined that all of its current directors, except for Frank Slootman who serves as our President and Chief Executive Officer and Kai Li who serves as our Chief Scientist, qualify as independent directors in accordance with the published listing requirements of the NASDAQ Marketplace Rules. Each of the members of our Audit, Compensation and Nominating/Governance Committees qualify as independent directors in accordance with the NASDAQ Marketplace Rules.

The independent directors are:

Ronald D. Bernal

Aneel Bhusri

Ronald E.F. Codd

Reed E. Hundt

Jeffrey A. Miller

Scott D. Sandell

In making its subjective determination that each non-employee director is independent, the Board considered that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his family members has engaged in various types of business dealings with us. In addition, as further required by the NASDAQ Marketplace Rules, our Board of Directors has made a subjective determination as to each non-employee director that no relationships exist which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. In particular, our Board of Directors considered Mr. Bhusri’s service as our interim chief executive officer from February 2002 to June 2003 and Mr. Hundt’s and Mr. Miller’s status as limited partners of Greylock XI Limited Partnership, previously one of our principal stockholders. In addition, our Board of Directors considered the affiliation of certain directors with one or more of our vendors and customers.

Membership and Meetings of Board of Directors and Board Committees

Board of Directors

During fiscal year 2008, our Board of Directors met formally four times and acted by written consent once. None of the directors attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operates under a written charter. Current copies of these charters are available under the heading “Corporate Governance” in the “Company—Investor Relations” section of our website at www.datadomain.com.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and processes and the adequacy and effectiveness of our internal controls. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, or matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding such matters. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related party transactions in accordance with our related party transactions approval policy.

The current members of our Audit Committee are Messrs. Bernal, Codd and Miller, each of whom meets the “independent director” definition of the NASDAQ Marketplace Rules, including the more stringent requirements under Rule 5605(c)(2) for members of audit committees and the criteria for independence under Rule 10A-3(c) under the Securities Exchange Act of 1934. In addition, our Board of Directors has determined that the chairman of the Audit Committee, Mr. Codd, is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. The designation does not impose on Mr. Codd any duties, obligations or liabilities that are greater than those generally imposed on him as a member of our Audit Committee and our Board of Directors. During 2008, the Audit Committee met nine times.

Compensation Committee

The purpose of our Compensation Committee is to have primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Among other things, specific responsibilities of our Compensation Committee include evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of such awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters.

The current members of our Compensation Committee are Messrs. Bhusri, Hundt and Miller, each of whom meets the “independent director” definition of the NASDAQ Marketplace Rules; the “non-employee director” definition of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934; and the “outside director” definition of Section 162(m) of the Internal Revenue Code of 1986. Mr. Miller chairs the Compensation Committee. During 2008, the Compensation Committee met five times and acted by written consent seven times.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations of nominees to our Board of Directors and evaluates the performance of our Board of Directors and individual directors. Our Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to our Board of Directors concerning corporate governance matters.

The current members of our Nominating/Corporate Governance Committee are Messrs. Bernal, Hundt and Sandell, each of whom are considered independent under the listing standards of NASDAQ. Mr. Hundt chairs the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met once during 2008.

Director Qualifications. The goal of the Nominating/Corporate Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. The Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on our Board of Directors. To this end, the Nominating/Corporate Governance Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Nominating/Corporate Governance Committee considers the level of the candidate’s commitment to active participation as a director, both at Board and committee meetings and otherwise. Although the Nominating/Corporate Governance Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Nominating/Corporate Governance Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. When appropriate, the Nominating/Corporate Governance Committee may retain executive recruitment firms to assist it in identifying suitable candidates. After its evaluation of potential nominees, the Nominating/Corporate Governance Committee submits its chosen nominees to the Board of Directors for approval.

Policy regarding Stockholder Nominations. The Nominating/Corporate Governance Committee considers stockholder recommendations for director candidates. The Nominating/Corporate Governance Committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to our Corporate Secretary at our principal executive offices, not less than 45 or more than 75 days prior to the first anniversary of the date that we last mailed our proxy materials to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for a director candidate must be accompanied by all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Securities Exchange Act of 1934 and such person’s written consent to serve as a director if elected.

•

The Nominating/Corporate Governance Committee considers nominees based on our need to fill vacancies or to expand the Board, and also considers our need to fill particular roles on the Board or committees thereof (e.g. independent director, Audit Committee financial expert, etc.).

•	The Nominating/Corporate Governance Committee evaluates candidates in accordance with its charter and policies regarding director qualifications, qualities and skills discussed above.

DIRECTOR COMPENSATION

Under our director compensation policy currently in effect, directors who are also officers or employees of the Company receive no additional compensation for services as a director, committee participation or special assignments.

Directors who are not officers or employees of the Company or any of its subsidiaries (each, a “Non-Employee Director”) receive the following compensation:

•	Each Non-Employee Director will receive a $10,000 annual retainer, commencing at each Annual Meeting of Stockholders, payable quarterly in arrears.

•	The chairman of our Board of Directors will receive an additional $10,000 annual retainer, commencing at each Annual Meeting of Stockholders, payable quarterly in arrears.

•	The chairman of our Audit Committee will receive an additional $20,000 annual retainer, commencing at each Annual Meeting of Stockholders, payable quarterly in arrears.

•	The chairman of our Compensation Committee will receive an additional $10,000 annual retainer, commencing at each Annual Meeting of Stockholders, payable quarterly in arrears.

•

Each Non-Employee Director will receive an annual grant at each Annual Meeting of Stockholders to purchase 15,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of the grant. Each annual grant will vest in equal monthly installments over twelve months, commencing on the date of grant. Each annual grant will expire on the tenth anniversary of the date of grant or twelve months after the termination of service as a member of our Board of Directors.

•

Each new Non-Employee Director joining our Board of Directors will receive an initial grant of stock options to purchase 50,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The grant will vest in equal monthly installments over three years. Each new Non-Employee Director will be eligible in the following year to receive the annual stock option grant referred to above.

In September 2003, we entered into an amended and restated consulting agreement with Dr. Li, one of our co-founders and a current member of our Board of Directors. Pursuant to this agreement, Dr. Li agreed to serve as our Chief Scientist on a part-time consulting basis. As remuneration for these services, we have agreed to pay Dr. Li a consulting fee of $8,000 per month and a monthly housing allowance of $2,000 per month for any month in which Dr. Li provides services at our headquarters.

The following table sets forth the total compensation awarded to, earned by, or paid to each person who served as a director during 2008, other than a director who also served as an executive officer.

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)(3)		All Other Compensation		Total
Ronald D. Bernal	$5,000	$366,600	(2)	—		$371,600
Aneel Bhusri	10,000	366,600		—		376,600
Ronald E.F. Codd	15,000	366,600		—		381,600
Reed E. Hundt	7,500	366,600		—		374,100
Kai Li(4)	—	266,250		108,486	(5)	374,736
Jeffrey A. Miller	10,000	366,600		—		376,600
Scott D. Sandell	5,000	366,600		—		371,600

(1)

The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See

Note 1 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

(2)	The directors’ aggregate stock option holdings as of December 31, 2008 were: Mr. Bernal—115,000 shares, Mr. Bhusri—115,000 shares, Mr. Codd—215,000 shares, Mr. Hundt—245,000 shares, Mr. Li—215,000 shares, Mr. Miller—215,000 shares and Mr. Sandell—115,000 shares. Dr. Li also held 115,749 shares from a restricted stock award made in June 2007.

(3)	On June 4, 2008, we made our annual stock option grants to each of our Non-Employee Directors, granting options to purchase 15,000 shares of our common stock to each Non-Employee Director at an exercise price of $24.44 per share. The grant date fair value of each award was $168,450.

(4)	In November 2008, we granted Dr. Li an option to purchase 15,000 shares of our common stock at an exercise price of $17.75. The grant has a term of ten years and 6,250 shares were immediately exercisable on the grant date and 1,250 shares become exercisable on the fourth day of each succeeding month, such that the grant will be fully vested and exercisable on June 4, 2009. The grant date fair value of the award was $139,500.

(5)	Includes $90,000 in consulting fees earned and $18,486 in commuting expenses incurred by Dr. Li and reimbursed by us.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee of our Board of Directors currently consists of Messrs. Bhusri, Hundt and Miller. None of our executive officers has ever served as a member of the board of directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to be our independent registered public accounting firm for the year ending December 31, 2009, and recommends that our stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Non-Audit Fees and Services

The following table presents information regarding the fees estimated and billed by Ernst & Young LLP and affiliated entities for the years ended December 31, 2008 and 2007.

	For the Fiscal Year Ended December 31,
Nature of Services	2008	2007
Audit Fees	$1,107,371	$2,447,312
Audit-Related Fees	125,641	—
Tax Fees	342,000	—
All Other Fees	1,500	—

Total Fees	$1,576,512	$2,447,312

Audit Fees. Audit fees consist of fees billed or to be billed by Ernst & Young LLP for professional services rendered for (i) the audit of our annual consolidated financial statements and internal controls over financial reporting under Sarbanes-Oxley Section 404, and, (ii) the reviews of our quarterly financial statements. The 2007 period included services rendered in connection with our initial and follow-on Registration Statements on Form S-1.

Audit-Related Fees. Audit-related fees consist of fees for professional services rendered for advisory services related to internal controls over financial reporting.

Tax Fees. Tax fees consist of fees for professional services rendered for income tax planning and advisory services.

All Other Fees. All other fees consist of fees for products and services not included in the above categories.

Policy on Audit Committee Pre-Approval of Services Performed by Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date. The Audit Committee has approved all of our independent registered public accounting firm’s engagements and fiscal year 2008 fees presented above pursuant to its pre-approval policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP

REPORT OF THE AUDIT COMMITTEE

The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Data Domain under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference.

Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements, and the effectiveness of internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and to issue a report thereon. Management is responsible for our financial statements and reporting processes, including our systems of internal controls. The primary responsibility of the Audit Committee is to monitor and oversee these processes. In this context, during 2008, the Audit Committee met and held discussions with management and Ernst & Young LLP, our independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed with Ernst & Young LLP, with and without management present, the consolidated financial statements and the scope and results of Ernst & Young LLP’s audit of such financial statements.

The Audit Committee reviewed with Ernst & Young LLP the matters required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. In addition, the Audit Committee discussed with Ernst & Young LLP their independence, and received from Ernst & Young LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB.

Based on these reviews and discussions, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Ronald E.F. Codd, Chair

Ronald D. Bernal

Jeffrey A. Miller

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of May 29, 2009 by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

The following table lists the applicable percentage beneficial ownership based on 62,807,119 shares of common stock outstanding as of May 29, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to stock options exercisable and RSUs that settle within 60 days of May 29, 2009 are deemed outstanding and beneficially owned by the person holding such stock options or RSUs for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o Data Domain, Inc., 2421 Mission College Blvd., Santa Clara, CA 95054.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
5% Stockholders
Entities affiliated with Artis Capital Management(1)	15,258,844	24.29%
Entities affiliated with New Enterprise Associates(2)(3)	8,669,129	13.80%

Directors and Named Executive Officers
Ronald D. Bernal(2)(4)	266,616	*
Aneel Bhusri(2)(5)	2,454,045	3.90%
Ronald E.F. Codd(2)(6)	225,000	*
Reed E. Hundt(2)(7)	225,761	*
Kai Li(2)(8)	1,280,459	2.03%
Jeffrey A. Miller(2)(9)	245,696	*
Scott D. Sandell(2)(10)	8,784,129	13.96%
Frank Slootman(2)(11)	1,614,592	2.51%
Michael P. Scarpelli(2)(12)	428,817	*
Daniel R. McGee(2)(13)	286,990	*
David L. Schneider(2)(14)	407,532	*
Peter Rukavina(15)	—	*
All current directors and executive officers as a group (12 persons)(16)	16,219,637	24.55%

*	Less than 1%

(1)

Represents shared voting and dispositive power over 15,258,844 shares held by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”) and Stuart L. Peterson, with shared voting and dispositive power over 6,105,335 of those shares held by Artis Partners 2X Ltd. (“2X”) and shared voting and dispositive power over 3,696,284 of those shares held by Artis Partners 2X (Institutional), L.P. (“QP2X”). Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc., Mr. Peterson, 2X and QP2X disclaims beneficial ownership of the shares except to the extent of that person’s pecuniary interest therein. The address of Artis, Artis Inc., Mr. Peterson and QP2X is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105. The principal business address of 2X is c/o Goldman Sachs Administration Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands. The information regarding the beneficial ownership of Artis, Artis Inc., Mr. Peterson, 2X and QP2X is derived from a Schedule 13G/A filed on February 17, 2009, a Statement of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 12, 2009.

(2)	In connection with the Company’s entry into the Merger Agreement with NetApp, the Company’s directors, executive officers and certain of their affiliates entered into voting agreements pursuant to which they agreed to, among other things, vote their shares of Company common stock in favor of the adoption of the Merger Agreement. The parties to the voting agreements hold approximately 19.8% of the Company’s outstanding common stock as of May 29, 2009. The voting agreements do not affect the ability of the parties to vote at the Annual Meeting. The parties to the voting agreements have agreed to comply with certain restrictions on the disposition of their shares, subject to the terms and conditions contained therein. Pursuant to their terms, the voting agreements will terminate at the earliest to occur of (i) the valid termination of the Merger Agreement, (ii) the date on which the Company has received the affirmative vote of the holders of a majority of the outstanding shares of Company common stock, voting together as a single class, in favor of the adoption of the Merger Agreement, or (iii) the date on which the parties to the voting agreements have agreed in writing to terminate such agreements.

(3)	Represents 8,637,152 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”) and 31,977 shares held by NEA Partners 10, Limited Partnership (“NEA Partners 10”). The general partner of NEA 10 is NEA Partners 10, and the individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, C. Richard Kramlich, Charles W. Newhall III, Mark W. Perry, Scott D. Sandell and Eugene A. Trainor III. Each of the individual general partners of NEA Partners 10 exercises shared voting and investment power through NEA Partners 10 over the shares held by NEA 10 and NEA Partners 10, and each of the individual general partners disclaims beneficial ownership of the shares held of record by NEA 10 and NEA Partners 10 except to the extent of his individual pecuniary interest therein. The principal business address of each of NEA 10, NEA Partners 10 and Messrs. Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The principal business address of Messrs. Kramlich, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The principal business address of Messrs. Barrett and Barris is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, Maryland 20815. The information regarding the beneficial ownership of NEA 10, NEA Partners 10 and each of the individual general partners is derived from a Statement of Changes in Beneficial Ownership on Form 4 filed by NEA10 with the SEC on November 26, 2008 and a Statement of Changes in Beneficial Ownership on Form 4 filed by NEA Partners 10 with the SEC on November 26, 2008.

(4)	Represents 125,966 shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95, 25,650 shares held by Wells Fargo Bank, Trustee of SHV Profit Sharing Plan FBO Ronald D. Bernal and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009. Mr. Bernal disclaims beneficial ownership of the shares held by Ronald Daniel Bernal and Pamela Mayer Bernal as Trustees of Bernal Family Trust U/D/T 11/3/95 except to the extent of his individual pecuniary interest therein.

(5)

Includes 1,712,529 shares held by Greylock XI Limited Partnership (“GXILP”), 47,819 shares held by Greylock XI-A Limited Partnership (“GXIALP”), and 195,948 shares held by Greylock XI Principals LLC (“GXIPLLC”). The general partner of GXILP and GXIALP is Greylock XI GP Limited Partnership (“GXIGPLP”). Aneel Bhusri is a Managing General Partner of GXIGPLP and may be deemed to beneficially own the shares held by GXILP, GXIALP and GXIGPLP. Mr. Bhusri is one of the members of GXIPLLC and exercises shared voting and investment power over the shares held of record by GXILP,

GXIALP and GXIPLLC. Mr. Bhusri disclaims beneficial ownership of such shares except to the extent of his individual pecuniary interest therein. Also includes 382,749 shares held directly by Mr. Bhusri and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(6)	Represents 100,000 shares held by Ronald E. F. Codd, 10,000 shares held by The Codd Revocable Trust Dated 3/06/98, Ronald E. and Susan T. Codd, Trustees and 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(7)	Represents 30,000 shares held by Reed E. Hundt, 761 shares held by the Charles Ross Partners Investment Fund Number 29 and 195,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009. Mr. Hundt has a pecuniary interest in shares held by Greylock XI Limited Partnership, which is a stockholder of ours, but Mr. Hundt has no voting or investment power over the shares held by this entity. The shares set forth in the table above do not reflect shares held by this entity.

(8)	Represents 565,459 shares held directly by Kai Li, 121,467 shares held by the Kai Li Grantor Retained Annuity Trust I, 150,000 shares held by the Kai Li Grantor Retained Annuity Trust II, 200,000 shares held by the Kai Li Grantor Retained Annuity Trust III, 28,533 shares held by the Kai Li Revocable Trust dtd 12/26/07 and 215,000 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009. Of the 565,459 shares held directly by Kai Li, 83,997 shares will remain subject to a lapsing right of repurchase within 60 days of May 29, 2009.

(9)	Represents 112,100 shares held by the J. Miller 2007 Grantor Retained Annuity Trust, 112,100 shares held by the K. Miller 2007 Grantor Retained Annuity Trust, 6,496 shares held by the Miller Living Trust and 15,000 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009. Of the 112,100 shares held by the J. Miller 2007 Grantor Retained Annuity Trust and the 112,100 shares held by the K. Miller 2007 Grantor Retained Annuity Trust, 33,333 shares are subject to a lapsing right of repurchase within 60 days of May 29, 2009. Mr. Miller has a pecuniary interest in shares held by Greylock XI Limited Partnership, which is a stockholder of ours, but Mr. Miller has no voting or investment power over the shares held by this entity. The shares set forth in the table above do not reflect shares held by this entity.

(10)	See footnote (2) above regarding Mr. Sandell’s relationship with NEA 10. Mr. Sandell disclaims beneficial ownership of the shares held by NEA 10 and NEA Partners 10 referenced in footnote (2) above, except to the extent of his pecuniary interest therein. Also includes 115,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(11)	Represents 1,602 shares of common stock held by Frank Slootman and Brenda L. Slootman, as community property, and 1,612,990 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(12)	Represents 137,554 shares of common stock held by Michael P. Scarpelli and Janet L. Scarpelli, as community property with the right of survivorship, and 291,263 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(13)	Represents 2,006 shares of common stock held by Daniel McGee. Also includes 284,984 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009.

(14)	Represents 49,366 shares of common stock held by David Schneider and Barbara Schneider, 162,273 shares of common stock held by the Schneider 2001 Living Trust, David & Barbara Schneider Trustees, August 31, 2001, and 195,893 shares of common stock issuable upon exercise of stock options exercisable within 60 days of May 29, 2009.

(15)	Mr. Rukavina departed the Company effective January 5, 2009.

(16)	Includes 3,270,130 shares of common stock issuable upon exercise of options exercisable within 60 days of May 29, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. SEC regulations also require these persons to furnish us with a copy of all Section 16(a) forms they file. Based solely on our review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that one Section 16(a) filing deadline was missed by Messrs Slootman, McGee, Scarpelli and Schneider relating to stock option grants made to each of them in February 2008, one Section 16(a) filing deadline was missed by Mr. Bernal relating to the distribution by a private venture capital firm of our stock to a trust controlled by Mr. Bernal in December 2008 and one Section 16(a) filing deadline was missed by Mr. Hundt relating to the distribution by a private venture capital firm of our stock to a partnership indirectly owned by Mr. Hundt in November 2008. The late filings were administrative oversights, which we corrected as soon as the errors were discovered.

Equity Compensation Plans

The following table sets forth information as of December 31, 2008 regarding equity awards under our 2002 Stock Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan. The 2007 Equity Incentive Plan became effective on June 26, 2007 in connection with our initial public offering and replaced our 2002 Stock Plan. No further equity grants will be made under our 2002 Stock Plan.

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights(2)	(c) Number of Shares Remaining Available for Future Issuance Under Equity Incentive Plans (Excluding Shares Reflected in Column(a)(3)
Equity compensation plans approved by security holders	13,783,261	$10.49	5,765,816
Equity compensation plans not approved by security holders	—	—	—

Total	13,783,261	$10.49	5,765,816

(1)	Includes 18,581 shares issuable upon vesting of RSUs granted under the 2007 Equity Incentive Plan. The remaining balance consists of outstanding stock options.

(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(3)	Includes 5,051,549 shares available for future issuance under our 2007 Equity Incentive Plan and 714,267 shares available for future issuance under our 2007 Employee Stock Purchase Plan. The number of shares reserved for issuance pursuant to our 2007 Equity Incentive Plan is subject to an automatic increase on the first day of our fiscal year in an amount equal to the lesser of (a) 5% of the shares of common stock outstanding at that time; (b) 5,000,000 shares of common stock; or (c) an amount determined by our Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee is composed of Messrs. Bhusri, Hundt and Miller, each of whom meets the “independent director” definition of the NASDAQ Marketplace Rules; the “non-employee director” definition of Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934; and the “outside director” definition of Section 162(m) of the Internal Revenue Code of 1986. Our Compensation Committee operates under a written charter, which is available under the heading “Corporate Governance” in the “Company—Investor Relations” section of our website at www.datadomain.com. Our Compensation Committee holds quarterly meetings and, in addition, meets as often as it deems necessary to carry out its responsibilities.

As detailed below, our Compensation Committee’s philosophy is to foster a performance-oriented culture that aligns the interests of our executive officers with the interests of our stockholders. Our Compensation Committee believes that the compensation of our executive officers is both appropriate and responsive to the goal of improving stockholder value.

Compensation Philosophy, Objectives and Approach

Our Compensation Committee believes that the quality, skills and dedication of our executive officers are critical factors affecting long-term stockholder value creation. Our Compensation Committee also believes it is important to maintain executive compensation programs that are performance-oriented and encourage our executive officers to manage the Company from the perspective of owners. With these factors in mind, our overall executive compensation philosophy is to provide a competitive total compensation package that will allow us to attract, retain and motivate highly qualified executive officers who are capable of operating in the dynamic environment in which we operate. Our Compensation Committee’s objectives also include linking our executive officers’ compensation with our long-term and short-term business objectives and performance. Our Compensation Committee implements this philosophy by making a significant percentage of our executive officers’ compensation performance-based over time through a mix of variable cash and equity, targeting base salaries at or below competitive median levels. To ensure that the compensation of each executive officer reflects that officer’s own contribution to the Company and his or her level of performance, various elements of our executive officers’ compensation are linked to individual performance as well as the performance of the Company in achieving corporate goals and financial objectives.

Consistent with its philosophy, in determining the compensation of our executive officers for fiscal year 2008, our Compensation Committee considered competitive data at approximately the 33rd percentile for base salaries, a range of approximately the 50th to 66th percentile for target total cash compensation and the 75th percentile for equity compensation (see below under “Role of Compensation Consultant; Executive Officer Market Compensation Data” for a list of the peer companies and other data that was reviewed). Our Compensation Committee does not rigidly position the different elements of our executive officers’ compensation at these levels. Rather, it applies its judgment in determining the amount and mix of compensation elements for each executive officer. Factors affecting the Compensation Committee’s judgment include performance compared to strategic goals established for the individual at the beginning of the year, the nature and scope of the executive officer’s responsibilities, the individual’s effectiveness in leading our initiatives to achieve corporate goals and our corporate performance.

Except as described above, our Compensation Committee has not adopted formal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Role of Chief Executive Officer

Our chief executive officer, Frank Slootman, supports our Compensation Committee in its work by providing information relating to our financial plans, performance assessments of our executive officers and other personnel-related data. Mr. Slootman assesses the officers’ contributions to corporate goals as well as achievement of their individual goals, and offers advice to our Compensation Committee with respect to any merit increase in salary, cash bonus and equity award replenishment for each executive officer, other than himself. Our Compensation Committee meets to evaluate, discuss and determine these matters, as well as to determine Mr. Slootman’s compensation based on his contributions to our corporate goals and his achievement of individual goals as determined by the entire Board of Directors.

Role of Compensation Consultant; Executive Officer Market Compensation Data

Our Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee in performing its duties. Our Compensation Committee engaged Compensia, Inc., a management consulting firm, in December 2007 to act as an independent advisor to the Committee on executive compensation matters. This engagement continued into 2008. Compensia provides information to our Compensation Committee on emerging compensation practices and competitive pay levels for our officers. The information provided by Compensia assists our Compensation Committee in evaluating the compensation of our officers relative to companies against which we compete for talent and for stockholder investment.

Compensia has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, Compensia has not undertaken any projects for management.

For 2008 executive compensation, Compensia reviewed the compensation practices of the following peer companies:

• 3Par	• Commvault Systems	• FalconStor	• Netezza Corporation

• Blade Logic	• Riverbed Technology	• Cybersource	• Starent Networks

• Infinera	• Double-Take Software	• Mellanox Technologies	• Sycamore

• Cogent	• Compellent	• Isolon	• Aruba

• Cbeyond

In addition to these peer companies, Compensia also reviewed compensation data from high-technology companies contained in the July 2007 Radford High-Tech Industry Executive Compensation Survey that had total revenues of $50-to $200MM. In analyzing the data both from the peer companies and the Radford survey, Compensia updated the data to January 1, 2008, using a competitive 4.2% annual update factor consistent with then prevailing market practices.

In January 2008, Compensia reported that, as of that date, our 2007 target total cash compensation levels for our executive officers were below the competitive median of peer companies. However, based on the Company’s actual performance, significant cash bonuses would be paid and actual total cash compensation for 2007 would be between the 60th and 75th percentiles. Target total cash compensation consisted of base salary plus target annual incentive opportunity. Actual total cash compensation consisted of base salary plus payment of the aggregate annual incentive opportunity. Compensia reported that, on an individual basis, target total cash compensation levels for Messrs. Slootman and McGee were below the competitive 25th percentile, and target cash compensation levels for Messrs. Schneider and Scarpelli were between the competitive 25th and 50th percentiles. Despite the fact that our target cash compensation was below the median of our peers, the total cash compensation actually paid to our executives, including our named executive officers ranged from the 33rd to the 75th percentile. This was due to the fact that we paid more than 100% of target bonus amounts to our executive officers for their over-achievement of revenue and bookings goals, as discussed below under “Principal Elements of Executive Compensation—Annual Incentive Compensation.” The Compensation Committee considered the results of Compensia’s studies when determining compensation levels for our executive officers for 2008.

Principal Elements of Executive Compensation

Base Salaries. Base salary for Mr. Slootman and our other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. As noted above, the Compensation Committee’s philosophy is to make a significant percentage of an executive officer’s compensation performance-based through annual incentive compensation and equity awards. Our focus on performance-based compensation has resulted in the base salaries of our executive officers generally being below the median of our peers. For 2008, the Committee generally targeted at approximately the 33rd percentile of the peer group companies for base salary. Base salaries are reviewed annually and adjusted from time to time. Salary adjustments are based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities, and our overall budget for base salary increases. The salary increase budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our business plan.

In January 2008, the Compensation Committee of the Board of Directors established the base salaries of our named executive officers as follows:

Name	2008 Title	2008 Base Salary
Frank Slootman	President and Chief Executive Officer	$275,000
Daniel McGee	Senior Vice President of Engineering	$220,000
Peter Rukavina	Senior Vice President of Operations	$220,000
Michael Scarpelli	Senior Vice President and Chief Financial Officer	$250,000
David Schneider	Senior Vice President of Worldwide Sales	$215,000

Annual Incentive Compensation. Annual cash incentives for our executive officers are designed to align our executive officers’ goals with our revenue and bookings objectives for the year. For 2008, bonuses were paid quarterly to our named executive officers based on achievement of quarterly revenue objectives, other than Mr. Schneider who participated in the bonus plan based on achievement of bookings objectives. In January 2008, the Compensation Committee established the quarterly revenue and bookings objectives based on our fiscal year 2008 revenue and bookings plan approved by the Board of Directors. The Committee determined that the fiscal year 2008 revenue and bookings plan approved by the Board of Directors was an appropriate basis to determine financial objectives for performance-based compensation for the executive officers. The Compensation Committee believes that quarterly bonuses align our executive compensation program with the quarterly business cycle on which we report financial results as a public company. Under the plan, target bonus amounts, expressed as a percentage of base salary, were established for participants in January 2008, and in determining the bonus targets the Committee generally targeted a range of approximately the 50th to 66th percentile of the peer companies for target total annual cash compensation. The bonus targets as a percentage of base salary for each of our named executive officers were as follows for 2008:

Name	2008 Target Bonus as a % of Base Salary	2008 Target Bonus
Frank Slootman	100%	$275,000
Daniel McGee	50%	$110,000
Peter Rukavina	60%	$130,000
Michael Scarpelli	50%	$125,000
David Schneider	100%	$215,000

Bonus payouts for each quarter were then determined by our financial results for the quarter relative to the predetermined performance measures. The following chart illustrates our revenue objectives for each quarter of 2008 and our actual performance relative to those objectives; we have not disclosed our bookings objectives, as these are competitively sensitive to us and confidential (amounts in thousands):

	Q1 2008		Q2 2008		Q3 2008		Q4 2008		2008 Total
	Plan	Actual	Plan	Actual	Plan	Actual	Plan	Actual	Plan	Actual
Revenues	$48,041	$52,615	$53,765	$61,211	$57,669	$75,030	$65,569	$85,229	$225,044	$274,085

Payout of bonuses began at 80% plan achievement and scaled linearly to 100% at 100% plan achievement. Over-achievement of goals beyond 100% and up to 125% of plan accelerates bonus payout at the rate of 2:1, that is, for every 1% of overachievement the bonus accelerates by 2% of the total bonus amount. From 126% to 150% of plan achievement the bonus payout decelerates to 1.5% per percent of overachievement and from 151% achievement of plan and beyond the bonus payout decelerates to 1.25% per percent of achievement.

Our Compensation Committee could increase or reduce the bonus, at its discretion, based on criteria in addition to revenue and bookings (including our achievement of our financial plan in areas other than bookings or revenue, particularly operating profit and gross margins and the individual’s achievement of quarterly objectives). In 2008, the Compensation Committee did not exercise its discretion to adjust the bonuses of our executive officers.

As a result of our achievement above plan for each quarter of 2008, our executive officers received bonuses for 2008 that exceeded their target bonus amounts, as illustrated below:

Name	2008 Target Bonus	2008 Actual Bonus
Frank Slootman	$275,000	$386,184
Daniel McGee	$110,000	$154,473
Peter Rukavina	$130,000	$107,523	(1)
Michael Scarpelli	$125,000	$175,538
David Schneider	$215,000	$298,093

(1)	Mr. Rukavina was with the Company from March 2008 until January 2009; this is a partial year bonus.

Long-Term Incentive Compensation. Generally, we make a significant equity award in the year that an executive officer commences employment with us. Thereafter, equity awards may be made at varying times and in varying amounts at the discretion of our Compensation Committee or Board of Directors. Our Board of Directors evaluates executive officer performance on an annual basis, and the Compensation Committee will grant additional options where warranted. We also consider additional equity awards to executive officers, with the purpose of ensuring proper overall compensation and motivation for the executive officer to remain with us and to align the executive officer’s interests with those of our stockholders. In determining equity award amounts, our Compensation Committee or Board of Directors also takes into account the executive officer’s existing equity holdings and degree of vesting in future years. The size of each grant is generally set at a level that our Compensation Committee or Board of Directors deems appropriate based on competitive benchmarking, our recruiting and retention goals, our desire to create a meaningful opportunity for stock ownership for our executive officers and to reflect the executive’s position with us and potential for future responsibility. For fiscal 2008, the Committee took into account approximately the 75th percentile of the peer group companies for target equity compensation, among the other factors. The relative weight given to each of the factors varied from individual to individual at our Compensation Committee’s discretion.

In February and March 2008, long-term incentive awards made to our executive officers were as follows:

Name	Grant Date	Number of Options	Exercise Price
Frank Slootman	February 11, 2008	100,000	$21.94
Daniel McGee	February 11, 2008	50,000	$21.94
Peter Rukavina	March 10, 2008	250,000	$19.46
Michael Scarpelli	February 11, 2008	50,000	$21.94
David Schneider	February 11, 2008	50,000	$21.94

Each of the options granted in February begins vesting two years from the anniversary of the grant date, and then vests with respect to 12.5% of the underlying shares each succeeding quarter such that the option is fully vested six years after grant. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive for the recipient to remain employed by us. Accordingly, the option will provide a return to the employee only if he or she remains in our employ, and then only if the market price of our common stock is above the exercise price and appreciates over the option term. The March new hire grant to Mr. Rukavina vests with respect to 20% of the shares 12 months after grant and with respect to 1/60th of the shares each succeeding month such that the option is fully vested after five years. Mr. Rukavina left the Company in January 2009 and thus none of the shares had vested.

Grant Timing and Price. The exercise price of stock options is the fair market value of our common stock on the date of grant. Prior to our initial public offering, the grant price was established by our Board of Directors using factors it considered appropriate, which at times included a written report of an independent, outside valuation firm. The grant price is currently set at the closing price of our common stock on The NASDAQ Global Select Market on the date of the grant in accordance with an equity award policy adopted by our Board of Directors.

Our Board of Directors has adopted an equity award policy to govern the process of granting options and other equity awards. Equity awards to executive officers are made by our Compensation Committee pursuant to the terms of this policy, provided that our Compensation Committee may make exceptions to the policy in appropriate circumstances. Our Compensation Committee may grant awards at meetings or by written consent. All awards are effective on the “date of grant,” which is generally the 10th day of a month following the date the Compensation Committee acted, or the 10th day of the following month if the Compensation Committee acted after the 7th day of any month. To the extent the 10th day of the month falls on a weekend or holiday, the grant will be effective on the next business day after the 10th.

Perquisites

Our executive officers are eligible for the same health and welfare programs and benefits as the rest of our employees. There are no other perquisites provided to executive officers.

Post-Termination Protection

We have entered into offer letters with our executive officers that provide severance benefits in the event the officer’s employment is terminated by us without cause. If we terminate one of our executive officers, other than Mr. Slootman, without cause, we will continue to pay his base salary for three months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to three months. If we terminate Mr. Slootman’s employment for any reason other than cause or disability, his severance benefits would include payment of his base salary for six months and six months of accelerated vesting on options granted to him prior to 2008 that he holds at the time of his termination.

We also provide additional vesting on change in control for our executive officers. The program requires a “double trigger,” or a change in control followed by an involuntary loss of employment within 12 months thereafter. Under the program, each of our named executive officers would be vested in 50% of his then unvested option shares, restricted shares, and/or restricted stock units, as applicable, upon a double trigger, except that Mr. Slootman would be fully vested in all of his option shares upon a double trigger. In addition, Mr. Scarpelli would receive lump sum payments equal to six months of his base salary and 50% of his target bonus in effect at the time of his termination within 12 months of a change of control in lieu of the severance benefits he would be entitled to for a separation apart from a change of control. See the section entitled “Potential Payments Upon Termination or Change in Control” for a more detailed discussion of the quantification of these payments.

Our Compensation Committee believes the additional vesting on a change in control is a critical part of the overall compensation package offered to our executive officers since it enhances our ability to attract and retain executive officers. The program also is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or potential change in control of the Company. In addition, the program is intended to align executive officer and stockholder interests by enabling executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executive officer’s own employment.

CEO Compensation

Our Compensation Committee bases its compensation decisions for Mr. Slootman on the Board’s assessment of the Company’s performance and his performance using methods consistent with those used for our other executive officers. Mr. Slootman’s 2008 compensation consisted of base salary, his quarterly cash bonuses and a stock option award. Mr. Slootman’s annual salary for fiscal 2008 was $275,000, which the Compensation Committee determined was below median competitive practices. Mr. Slootman’s target annual incentive compensation was set at 100% of base salary, which our Compensation Committee determined would bring Mr. Slootman’s target total cash compensation to approximately the 50th percentile of the peer companies. Mr. Slootman’s awards under the quarterly bonus program were paid in accordance with the terms of the bonus program for all officers discussed above and included the same over-achievement percentages paid to the other officers. In February 2008, our Board of Directors approved an option grant for 100,000 shares of our common stock to Mr. Slootman taking into account the factors discussed above, including his existing stock holdings, the extent to which he is vested in his existing stock options, and his overall performance. The actual amounts paid to Mr. Slootman in 2008 are shown in the Summary Compensation Table below.

Financial Restatement

Our Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity based incentive compensation paid to officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Stock Ownership

Although ownership of our stock is encouraged, we have not adopted a policy requiring a specific level of stock ownership by our executive officers or members of our Board of Directors.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to each of our named executive officers. There is an exception to the $1.0 million limitation for performance-based compensation meeting certain requirements. Under our 2007 Equity Incentive Plan, any compensation deemed paid to an officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date is deemed to qualify as performance-based compensation and should not be subject to the $1.0 million deduction limitation. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation during fiscal years 2006, 2007 and 2008, awarded to, earned by, or paid to our principal executive officer, principal financial officer, and the next three most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary		Bonus		Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
Frank Slootman	2008	$275,000		—		$2,194,000		$386,184	(2)	—		$2,855,184
President and Chief Executive Officer	2007	275,000		—		480,737		189,333	(3)	—		945,070
	2006	264,583	(4)	50,000	(5)	22,678		50,000	(6)	—		387,261

Daniel R. McGee	2008	220,000		—		1,097,000		154,473	(2)	—		1,471,473
Senior Vice President of Engineering	2007	200,000		—		178,726		75,741	(3)	—		454,467
	2006	175,769		68,836	(7)	147,811		43,836	(6)	10,451	(8)	446,703

Peter Rukavina	2008	199,269		—		4,865,000		107,523	(2)	—		5,171,792
Former Senior Vice President of Operations(9)

Michael P. Scarpelli	2008	250,000		—		1,097,000		175,538	(2)	—		1,522,538
Senior Vice President and Chief Financial Officer	2007	250,000		12,539	(10)	257,057		94,675	(3)	—		614,271
	2006	62,500		14,932	(5)	61,044		14,932	(6)	—		153,408

David L. Schneider	2008	215,000		—		1,097,000		298,093	(2)	—		1,610,093
Senior Vice President of Worldwide Sales	2007	200,000		—		202,869		385,951	(3)	—		788,820
	2006	170,000		—		10,068	(11)	418,700	(6)	—		598,768

(1)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), excluding forfeiture estimates. See Note 1 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

(2)	Reflects payments pursuant to our 2008 bonus program. For Messrs. Slootman, Scarpelli, Rukavina and McGee, quarterly bonuses were paid on achievement of quarterly revenue objectives, while quarterly bonuses were paid to Mr. Schneider based on the achievement of bookings objectives.

(3)	Reflects payments pursuant to our 2007 bonus program. For Messrs. Slootman, Scarpelli and McGee, quarterly bonuses were paid on achievement of quarterly revenue objectives, while quarterly bonuses were paid to Mr. Schneider based on the achievement of bookings objectives.

(4)	Mr. Slootman’s base salary was increased to $275,000 on April 1, 2006.

(5)	Reflects discretionary bonuses approved by our Board of Directors for performance of the Company that exceeded the goals set forth in our 2006 bonus program. The bonus amounts for Messrs. Scarpelli and McGee were pro-rated based on their start dates.

(6)	Reflects payments pursuant to our 2006 bonus program. The bonus amounts for Messrs. Scarpelli and McGee were pro-rated based on their start dates.

(7)	Represents a $25,000 signing bonus in addition to a $43,836 discretionary bonus described in footnote 5 above.

(8)	Represents relocation expenses paid by us in connection with Mr. McGee’s commencement of employment in order to assist him in moving his family to California.

(9)	Mr. Rukavina joined the Company in March 2008 and left in January 2009. Mr. Rukavina received $55,000 in severance when he left the Company in January 2009.

(10)	Reflects a bonus awarded to Mr. Scarpelli by our compensation Committee due to his achievement of individual performance goals related to our initial public offering that occurred in June 2007.

(11)	Includes dollar amounts recognized for financial statement reporting purposes in connection with an option to purchase 110,000 shares of our common stock granted in December 2006 with an exercise price of $1.00 per share that was mutually rescinded by Mr. Schneider and us.

Grants of Plan-Based Awards During 2008

The following table sets forth each plan-based award granted to our named executive officers during 2008.

The amounts shown in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column for Messrs. Slootman, McGee, Rukavina, Scarpelli and Schneider reflect their participation in our 2008 bonus program, which is described in greater detail in the section entitled “Compensation Discussion and Analysis” above. The amounts actually paid to each officer are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Name	Award Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards Per Share(1)	Grant Date Fair Value of Stock and Option Awards(2)
Frank Slootman	Annual Cash Annual Option	N/A 02/11/2008	$275,000 N/A	N/A 100,000	N/A $21.94	N/A $1,328,540

Daniel R. McGee	Annual Cash Annual Option	N/A 02/11/2008	110,000 N/A	N/A 50,000	N/A $21.94	N/A $664,270

Peter Rukavina	Annual Cash Annual Option	N/A 03/10/2008	130,000 N/A	N/A 250,000	N/A $19.46	N/A $2,693,075

Michael P. Scarpelli	Annual Cash Annual Option	N/A 02/11/2008	125,000 N/A	N/A 50,000	N/A $21.94	N/A $664,270

David L. Schneider	Annual Cash Annual Option	N/A 02/11/2008	215,000 N/A	N/A 50,000	N/A $21.94	N/A $664,270

(1)	The amounts in this column represent the fair market value of our common stock on the date of grant.

(2)	The amounts in this column represent the aggregate grant date fair value of the stock option, computed in accordance with SFAS 123(R). See Note 1 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 13, 2009, for a discussion of our assumptions in determining the SFAS 123(R) values of our option awards.

Outstanding Equity Awards at December 31, 2008

The following table presents information regarding outstanding option awards held as of December 31, 2008 by each named executive officer.

The options granted to our named executive officers, other than options granted to Mr. Slootman and Mr. Scarpelli in March 2007, are immediately exercisable, whether vested or unvested at the time of exercise for all of the underlying option shares, except to the extent exercisability is deferred to maximize the number of shares eligible for treatment as incentive stock options. The options granted to Mr. Slootman and Mr. Scarpelli in March 2007 will become exercisable as they vest. Unvested shares are subject to repurchase by us at the exercise price upon termination of the officer’s service for any reason. The numbers reported in the “Number of Securities Underlying Unexercised Options” columns indicate the number of shares underlying unexercised options that were exercisable and unexercisable as of December 31, 2008.

The vesting applicable to each outstanding option is described in the footnotes to the table below. For a description of the acceleration of vesting provisions applicable to the options held by our executive officers, please see the section titled “Potential Payments Upon Termination or Change in Control” below.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)				Option Exercise Price	Option Expiration Date
Name	Exercisable		Unexercisable
Frank Slootman	993,536	(1)	—		$0.10	8/27/13
Frank Slootman	677,018	(2)	29,436		0.40	8/9/15
Frank Slootman	33,333	(3)	56,667		8.90	3/25/17
Frank Slootman	—		100,000	(4)	21.94	2/10/18
Daniel R. McGee	193,109	(5)	96,875		0.70	3/14/16
Daniel R. McGee	—		50,000	(6)	21.94	2/10/18
Peter Rukavina	—		250,000	(7)	19.46	3/10/18
Michael P. Scarpelli	314,596	(8)	—		0.75	9/13/16
Michael P. Scarpelli	2,777	(9)	47,223		8.90	3/25/17
Michael P. Scarpelli	—		50,000	(10)	21.94	2/10/18
David L. Schneider	46,327	(11)	9,066		0.40	9/13/15
David L. Schneider	82,165	(12)	83,335		7.26	2/11/17
David L. Schneider	—		50,000	(13)	21.94	2/10/18

(1)	This option covered 1,743,536 shares of our common stock. Mr. Slootman has exercised 804,381 of the shares subject to the option. Twenty-five percent (25%) of the option shares vested when Mr. Slootman completed 12 months of continuous service after July 28, 2003. An additional 1/48th of the option shares vested upon Mr. Slootman’s completion of each additional month of continuous service thereafter.

(2)	The shares subject to this option vest in equal monthly installments over four years of continuous service after August 10, 2005.

(3)	The shares subject to this option vest in 36 equal monthly installments beginning on April 25, 2009 and ending on March 25, 2012.

(4)

The shares subject to this option shall vest and become exercisable as to 1/16th of such shares when Mr. Slootman completes 27 months of continuous service after the vesting commencement date of February 11, 2008, and as to an additional 1/16th of such shares when Mr. Slootman completes each three months of continuous service thereafter.

(5)	This option covered 490,000 shares of our common stock. Mr. McGee has exercised 200,016 of the shares. Twenty-five percent (25%) of the option shares vested when Mr. McGee completed 12 months of continuous service after February 15, 2006. An additional 1/48th of the option shares will vest when Mr. McGee completes each additional month of service thereafter.

(6)

The shares subject to this option shall vest and become exercisable as to 1/16th of such shares when Mr. McGee completes 27 months of continuous service after the vesting commencement date of February 11, 2008, and as to an additional 1/16th of such shares when Mr. McGee completes each three months of continuous service thereafter.

(7)	These options expired unvested when Mr. Rukavina resigned in January 2009.

(8)	This option covered 625,000 shares of our common stock. Mr. Scarpelli has exercised 310,404 of the shares subject to the option. Twenty-five percent (25%) of the option shares vested upon Mr. Scarpelli’s completion of 12 months of continuous service after September 14, 2006. An additional 1/48th of the option shares will vest when Mr. Scarpelli completes each additional month of continuous service thereafter.

(9)	The shares subject to this option vest in 36 equal monthly installments beginning on April 25, 2009 and ending on March 25, 2012.

(10)

The shares subject to this option shall vest and become exercisable as to 1/16th of such shares when Mr. Scarpelli completes 27 months of continuous service after the vesting commencement date of February 11, 2008, and as to an additional 1/16th of such shares when Mr. Scarpelli completes each three months of continuous service thereafter.

(11)	This option covered 217,573 shares of our common stock. Mr. Schneider exercised 162,180 of the shares subject to the option in 2006. The shares subject to this option vest in equal monthly installments over four years of continuous service after August 10, 2005.

(12)	This option covered 200,000 shares of our common stock. Mr. Schneider has exercised 18,500 of the shares subject to the option. The shares subject to this option vest in equal monthly installments over four years of continuous service after February 11, 2007.

(13)

The shares subject to this option shall vest and become exercisable as to 1/16th of such shares when Mr. Schneider completes 27 months of continuous service after the vesting commencement date of February 11, 2008, and as to an additional 1/16th of such shares when Mr. Schneider completes each three months of continuous service thereafter.

Option Exercises During 2008

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during 2008 and the aggregate dollar amount realized by the named executive officer upon exercise of the option:

Name	Number of Shares Acquired on Exercise	Value Realized On Exercise(1)
Frank Slootman	500,000	$10,237,843
Daniel McGee	160,000	$3,187,597
Peter Rukavina(2)	—	—
Michael Scarpelli	139,500	$2,759,783
David Schneider	18,500	$316,149

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

(2)	Mr. Rukavina joined the Company in March of 2008 and left in January of 2009. His stock option was not vested at the time he left.

Employment Agreements and Offer Letters

We have entered into offer letters with each of our executive officers.

Frank Slootman. We entered into an offer letter with Mr. Slootman in June 2003, which sets forth his initial base salary of $250,000 per year. If we terminate Mr. Slootman’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 6 months provided he signs a release of claims.

Daniel R. McGee. We entered into an offer letter with Mr. McGee in January 2006 which sets forth his initial base salary of $200,000 per year and the opportunity to earn an annual bonus with a target amount of $50,000. Mr. McGee also received a $25,000 signing bonus. To assist Mr. McGee in relocating his family from Washington, we offered him up to $15,000 in relocation benefits. If we terminate Mr. McGee’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. All severance benefits are contingent on Mr. McGee signing a release of claims.

Peter J. Rukavina. We entered into an offer letter with Peter J. Rukavina on March 5, 2008 for Mr. Rukavina to become our Senior Vice President, Operations. We agreed to pay Mr. Rukavina an annual salary of $220,000, and Mr. Rukavina was eligible for an annual bonus under our 2008 Bonus Plan. His bonus target has been set at $130,000 for 2008, payable in quarterly increments of 25% and pro-rated for the first quarter of fiscal 2008 from his date of hire. The bonus was to be awarded based on objective or subjective criteria established by Mr. Slootman and approved by our Board of Directors. If we were to terminate Mr. Rukavina’s employment for any reason other than cause or disability, then we were to continue to pay him his base salary for 3 months and to reimburse him for a portion of the premiums he paid to continue his health insurance through COBRA for up to 3 months. All severance benefits were to be contingent on Mr. Rukavina signing a release of claims. In January 2009, Mr. Rukavina left the company and received $55,000 after signing a release of claims.

Michael P. Scarpelli. We entered into an offer letter with Mr. Scarpelli in September 2006 which sets forth his initial base salary of $250,000 per year and the opportunity to earn an annual bonus with a target amount of $25,000. If we terminate Mr. Scarpelli’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. If the termination occurs within 12 months after a change in control of the Company, then we will pay Mr. Scarpelli a lump sum severance amount equal to 6 months of his base salary and 50% of his target bonus in effect at the time of the termination. All severance benefits are contingent on Mr. Scarpelli signing a release of claims.

David L. Schneider. We entered into an offer letter with Mr. Schneider in December 2003 which sets forth his initial base salary of $160,000 per year and the opportunity to earn commissions. If we terminate Mr. Schneider’s employment for any reason other than cause or disability, then we will continue to pay him his base salary for 3 months and will reimburse him for a portion of the premiums he pays to continue his health insurance through COBRA for up to 3 months. All severance benefits are contingent on Mr. Schneider signing a release of claims.

The following definitions are used in the offer letters with our executive officers:

“Cause” means (1) an unauthorized use or disclosure of our confidential information or trade secrets, (2) a material failure to comply with our written rules or policies, (3) conviction of, or plea of “guilty” or “no contest” to, a felony or (4) gross misconduct.

“Change in control” is defined as either a merger or other reorganization in which 50% or more of the Company’s voting power is transferred to new stockholders or a sale of all or substantially all of our assets.

“Disability” means that the officer is unable to perform the essential functions of his position for at least 120 days because of physical or mental impairment.

Each of our executive officers has entered into an agreement with us with respect to confidential information and inventions. Among other things, these agreements obligate our officers to assign any inventions conceived or developed during their employment by us and to refrain from disclosing our confidential information. These agreements also include a covenant not to solicit our employees for a period of 12 months following the termination of the officer’s employment.

Potential Payments Upon Termination or Change in Control

Please see the section titled “Employment Agreements and Offer Letters” above for a description of the severance arrangements for our executive officers.

The options granted to our executive officers include the following provisions for acceleration of vesting:

Frank Slootman. The stock options, restricted shares and/or restricted stock units granted to Mr. Slootman provide that if he is subject to an involuntary termination within 12 months after a change in control of the Company, 100% of his unvested option shares, restricted shares and/or restricted stock units will vest. Any awards granted to Mr. Slootman in the future under our 2007 Equity Incentive Plan will also include this provision. In addition, the stock options granted to Mr. Slootman prior to 2007 provide that if Mr. Slootman’s employment is terminated for any reason other than cause or disability, then, provided Mr. Slootman signs a release of claims, Mr. Slootman will receive 6 months of additional vesting.

Daniel R. McGee, Peter J. Rukavina Michael P. Scarpelli and David L. Schneider. The stock options, restricted shares and/or restricted stock units granted to Messrs. McGee, Rukavina, Scarpelli and Schneider provide that if the individual is subject to an involuntary termination within 12 months after a change in control of the Company, 50% of his unvested option shares, restricted shares and/or restricted stock units will vest. Any awards granted to Messrs. McGee, Scarpelli and Schneider in the future under our 2007 Equity Incentive Plan will also include this provision.

Notwithstanding the foregoing, for any awards granted to our named executive officers in the future under our 2007 Equity Incentive Plan, if the surviving company in a merger does not assume such options or replace them with comparable awards, then 50% of the unvested shares, restricted shares and/or restricted stock units (100% in the case of Mr. Slootman) subject to each of their options will vest at the time of such change in control regardless of whether they are subject to an involuntary termination. This acceleration of vesting shall be in place of (and not in addition to) any acceleration of vesting that our executive officers would otherwise be entitled to under our 2007 Equity Incentive Plan. Options granted to our executive officers under our 2002 Stock Plan will accelerate as to all shares if the surviving corporation does not assume the options or replace them with comparable options.

The following definitions apply to our executive officers’ stock options:

“Cause” means (1) an unauthorized use or disclosure of our confidential information or trade secrets, (2) a material failure to comply with our written policies or rules, (3) conviction of, or plea of “guilty” or “no contest” to, a felony, (4) gross misconduct, (5) a continuing failure to perform assigned duties after written notice from our Board of Directors or (6) failure to cooperate in good faith with a governmental or internal investigation of the Company or its officers, directors or employees, if requested by the Company.

“Change in control” means (1) a merger of the Company after which our own stockholders own 50% or less of the surviving corporation or its parent company, (2) a sale of all or substantially all of our assets, (3) a change in the composition of our Board of Directors, as a result of which less than half of the incumbent directors either had been directors two years before the change in composition of the Board of Directors or were appointed or nominated by the Board by a majority of the directors who had been directors two years before or had been selected in this manner, or (4) an acquisition of 50% or more of our outstanding stock by any person or group, other than a person related to the Company, such as a holding company owned by our stockholders.

“Involuntary termination” means (1) a termination by us for reasons other than cause or (2) a voluntary resignation following (a) a change in the officer’s position with the Company that materially reduces his scope of authority or level of responsibility, (b) a reduction in the officer’s base salary (other than pursuant to generally applicable reductions to similarly situated employees) or (c) receipt of notice that the officer’s principal workplace will be relocated more than 40 miles (we refer to a resignation following (a), (b) or (c) as a resignation for “good reason”); provided, however, that the officer shall provide notice to the Company within 90 days of the occurrence of one of the above-referenced conditions and allow the Company 30 days in which to cure the condition. For the purpose of clause (a), upon or after a change in control, a change in authority or responsibility shall not be deemed to occur solely as a result of being part of a larger organization or because of a change in title (except for a change in the title of the chief executive officer or the chief financial officer).

Estimated Benefits and Payments Upon Termination of Employment

The following table describes the potential payments and benefits upon termination of our executive officers’ employment before or after a change in control of the Company as described above, as if each officer’s employment terminated as of December 31, 2008.

Name	Benefit	Voluntary Resignation/ Termination for Cause or Disability	Termination Other than For Cause or Disability Prior to Change in Control	Termination Other than For Cause or Disability After a Change in Control	Resignation For Good Reason after a Change in Control
Frank Slootman	Severance	$—	$137,500	$137,500	$—
	Option Acceleration	—	7,792,471	7,792,471	7,792,471
	COBRA Premiums	—	—	—	—
	Vacation Payout(1)	—	—	—	—
	Total Value	—	7,929,971	7,929,971	7,792,471

Daniel R. McGee	Severance	—	55,000	55,000	—
	Option Acceleration	—	1,214,899	1,214,899	1,214,899
	COBRA Premiums	—	3,544	3,544	—
	Vacation Payout(1)	—	—	—	—
	Total Value	—	1,273,443	1,273,443	1,214,899

Peter Rukavina(2)	Severance	—	55,000	55,000	—
	Option Acceleration	—	—	—	—
	COBRA Premiums	—	5,141	5,141	5,141
	Vacation Payout(1)	—	—	—	—
	Total Value	—	60,141	60,141	5,141

Michael P. Scarpelli	Severance	—	62,500	156,250	—
	Option Acceleration	—	2,636,778	2,636,778	2,636,778
	COBRA Premiums(3)	—	—	—	—
	Vacation Payout(1)	—	—	—	—
	Total Value	—	2,699,278	2,793,028	2,636,778

David L. Schneider	Severance	—	53,750	53,750	—
	Option Acceleration	—	890,800	890,800	890,800
	COBRA Premiums	—	5,141	5,141	—
	Vacation Payout(1)	—	—	—	—
	Total Value	—	949,691	949,691	890,800

(1)	Effective July 1, 2008, our executives no longer accrue vacation time.

(2)	Mr. Rukavina joined the Company in March 2008 and left in January 2009.

(3)	Pursuant to his offer letter, Mr. Scarpelli is eligible for three months of company-paid COBRA premiums if he is terminated other than for cause or disability; however, he currently has elected not to participate in our health plan.

For purposes of valuing the severance and vacation payments in the table above, we used each executive’s base salary in effect at the end of 2008.

The value of option acceleration shown in the table above was calculated based on the assumption that the officer’s employment was terminated and the change in control (if applicable) occurred on December 31, 2008 and that the fair market value of our common stock on that date was $18.80, which represents the closing price of our common stock on The NASDAQ Global Market on that date. The value of the vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the fair market value of our common stock as of December 31, 2008 and the exercise price of the option.

COMPENSATION COMMITTEE REPORT

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the Commission’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s this Proxy Statement.

THE COMPENSATION COMMITTEE

Jeffrey A. Miller, Chair

Aneel Bhusri

Reed E. Hundt

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions Policy and Procedures

Any related party transactions, excluding compensation (whether cash, equity or otherwise), which is delegated to the Compensation Committee and the Nominating/Corporate Governance Committee, involving one of our directors or executive officers, must be reviewed and approved by the Audit Committee or by the disinterested members of the Board of Directors. Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete director and officer questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. In addition, our Board of Directors determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in the NASDAQ Marketplace Rules and reviews and discusses any relationships with a director that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our Proxy Statement and form of proxy relating to our annual meeting of stockholders to be held in 2010 must be received by our Corporate Secretary at our principal executive offices no later than February 12, 2010. Stockholders wishing to bring a proposal before the annual meeting to be held in 2010 (but not include it in our proxy materials) must provide written notice of such proposal to our Corporate Secretary at our principal executive offices between March 29, 2010 and April 28, 2010.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

We invite our Board members to attend our annual stockholder meetings, but do not require attendance. Each of our Board members attended our 2008 Annual Meeting of Stockholders.

STOCKHOLDER COMMUNICATIONS

Any stockholder wishing to communicate with our Board may write to the Board at Board of Directors, c/o Data Domain, 2421 Mission College Blvd., Santa Clara, CA 95054. Our Corporate Secretary will forward these emails and letters directly to the Board. Stockholders may indicate in their email messages and letters if their communication is intended to be provided to certain director(s) only. We reserve the right not to forward to the Board of Directors any abusive, threatening or otherwise inappropriate materials.

CODE OF CONDUCT AND ETHICS

Our Board of Directors has adopted a formal Code of Business Conduct that applies to all of our employees, officers and directors. The latest copy of the Code of Business Conduct, as well as the charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee of the Board of Directors, are available under the heading “Corporate Governance” in the “Company—Investor Relations” section of our website at www.datadomain.com. We intend to disclose future amendments to certain provisions of our Code of Business Conduct, or waivers of such provisions, at the same location on our website and also in public filings.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DATA DOMAIN, INC.

Data Domain, Inc.

Proxy for 2009 Annual Meeting of Stockholders

July 2, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 2, 2009: the Proxy Statement, Annual Report on Form 10-K and Annual Report on Form 10-K/A are available at https://www.sendd.com/EZProxy/?project_id=321.

The undersigned stockholder(s) of Data Domain, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2009 Annual Meeting of Stockholders and Proxy Statement, each dated June 5, 2009, and hereby appoints Frank Slootman and Michael P. Scarpelli, and each of them, Proxies and Attorneys-in-Fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at our 2009 Annual Meeting of Stockholders to be held at our corporate headquarters at 2421 Mission College Blvd., Santa Clara, CA 95054 on Thursday, July 2, 2009 at 12:00 p.m., local time, and at any adjournment thereof, and to vote all shares of our common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE BOARD OF DIRECTOR NOMINEES, FOR THE RATIFICATION OF ERNST & YOUNG LLP, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

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YOUR VOTE IS IMPORTANT!

Please mark, sign and date your proxy card and return it promptly in the enclosed envelope.

Please mark your votes as indicated in this example	☒

	FOR all nominees listed below (except as indicated).	WITHHOLD authority to vote for all nominees listed below.
1. Election of three Class II directors to serve three-year terms:	☐	☐

01 Ronald D. Bernal	02 Aneel Bhusri	03 Jeffrey A. Miller

If you wish to withhold authority for any individual nominee, write the number(s) of the nominee(s) in the box below:

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

(This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. A corporation is requested to sign its name by its President or other authorized officer, with the office held designated. If shares are held by joint tenants or as community property, both holders should sign.)

TO ENSURE YOUR REPRESENTATION AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

Signature(s)	Dated	, 2009

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